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                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


CONSOLIDATED PRODUCTS, INC., an Indiana corporation, (the "Company") and BANK ONE, INDIANAPOLIS, National Association, a national banking association, (the "Bank") agree as follows:

1. CONTEXT. This agreement is made in the context of the following agreed state of facts:

     a. The Company and the Bank are parties to an Amended and Restated Credit Agreement dated December 30, 1994 (the "Agreement").

     b. The Company has requested that the Bank (i) extend the Revolving Loan Maturity Date to December 31, 1997, (ii) delete the requirement for the Guaranty Agreements and (iii) modify certain covenants set forth in the Agreement.

     c. The Bank has agreed to such requests subject to certain terms and conditions and the parties have executed this document (this "First Amendment") to give effect to their agreement.

2. DEFINITIONS. Terms used in this First Amendment with their initial letters capitalized are used as defined in the Agreement, unless otherwise defined herein. Section 1 of the Agreement is amended as follows:

a. AMENDED DEFINITIONS. The definitions of "Applicable Spread" and "Revolving Loan Maturity Date" are amended and restated in their entireties to read hereafter as follows:

     _ "APPLICABLE SPREAD" means that number of percentage points to be taken into account in determining the LIBOR-based Rate at which interest will accrue on the Loans and at which the facility fee to be paid by the Company under the provisions of Section 2.a(v), each as determined by reference to the following Table:

               Revolving Loan      Term Loan     Facility Fee
               --------------      ---------     ------------

                   .875              1.125           .25

     - "REVOLVING LOAN MATURITY DATE" means, as of the date of the First Amendment, December 31, 1997, and thereafter any subsequent date to which the Commitment may be extended by the Bank pursuant to the terms of Section 2.a(iv).

     - "TANGIBLE NET WORTH" means the consolidated shareholders' equity of the Company and its Subsidiaries less any allowance for goodwill, patents, trademarks, trade secrets and any other assets which would be classified as intangible assets under generally accepted accounting principles.

b. NEW DEFINITIONS. New definitions are added to Section 1 of the Agreement as follows:


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     -    "FIRST AMENDMENT" means the written amendment to this Agreement entitled "First Amendment to Amended and Restated Credit Agreement" and dated September 26, 1995.

     - "FUNDED DEBT" means the total liabilities of the Company and its Subsidiaries (excluding (i) any indebtedness of any Subsidiary which is included in the financial statements furnished to the Bank pursuant to Section 5.b to the Company, (ii) any indebtedness of the Company to any Subsidiary, (iii) items of contingency reserves or of reserves for deferred income taxes and (iv) all current liabilities which do not represent borrowed monies) including, but not limited to, capital lease obligations, indebtedness of any other person guaranteed by the Company or any Subsidiary except sale/lease back transactions of any Subsidiary guaranteed by the Company, indebtedness secured by any lien on any property or asset owned by the Company or any Subsidiary and any payment obligations with respect to interest swaps or hedges, currency swaps or hedges and similar obligations.

     - "TOTAL CAPITAL" means an amount equal to the sum of the Funded Debt plus the Tangible Net Worth.

3. THE REVOLVING LOAN. The Bank agrees to extend the Revolving Loan Maturity Date from December 31, 1996, to December 31, 1997, under the provisions of
Section 2.a(iv) of the Agreement. The extension is subject to execution and delivery by the Company to the Bank of a Revolving Note in the form of EXHIBIT "A" attached to this First Amendment. Section 2.a(i) and Section 2.a(v) of the Agreement are amended and restated in their entireties to read hereafter as follows:

     (i) THE COMMITMENT--USE OF PROCEEDS. From the date of the First Amendment and until the Revolving Loan Maturity Date, the Bank agrees to make Advances (collectively, the "Revolving Loan") under a revolving line of credit from time to time to the Company of amounts not exceeding Thirty Million and 00/100 Dollars ($30,000,000.00) (the "Commitment") in the aggregate at any time outstanding, provided that all of the conditions of lending stated in Section 7 of this Agreement as being applicable to the Revolving Loan have been fulfilled at the time of each Advance; and provided further that prior to December 1, 1996, the Bank shall have no obligation to make Advances under the Revolving Loan of amount exceeding Twenty Million and 00/100 ($20,000,000.00) in the aggregate at any time outstanding. Proceeds of the Revolving Loan may be used by the Company only to fund working capital and capital expenditures of the Company or any Subsidiary.

     (v) FACILITY FEE. In addition to interest on the Revolving Loan, the Company shall pay to the Bank a facility fee for each partial or full calendar quarter during which the Commitment is outstanding equal to the Applicable Spread per annum of the average daily excess of the Commitment over the principal balance of the Revolving Loan; provided that prior to December 1, 1996, the facility fee shall be an amount equal to the sum of (A) the Applicable Spread per annum of the average daily excess of (y) $20,000,000.00 over (z) the principal balance of the Revolving Loan plus (B) one-eighth percent (1/8%) per annum of $10,000,000. Facility fees for each calendar quarter shall be due and payable within ten (10) days following the Bank's submission of a statement of the amount due. Such fees may be debited by the Bank when due to any demand deposit account of the Company carried with the Bank without further authority.

    4. THE TERM NOTE. The first two sentences of Section 2.b(ii) of the Agreement are amended and restated in their entireties to read hereafter as follows:

     (ii) THE TERM NOTE. The obligation of the Company to repay the Term Loan shall be evidenced by a promissory note (the "Term Note") in the form of EXHIBIT "B" attached to the First

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               Amendment.  The principal of the Term Loan shall be repayable in equal quarterly installments, each of which shall be equal to one-fortieth (1/40) of the initial principal amount of the Term Loan, which quarterly payments shall be due on the last Banking Day of each March, June, September and December commencing on the last Banking Day of March, 1998, and continuing until that date which is sixty (60) months from the date of the Term Note, on which date the entire principal balance of the Term Loan shall be due and payable together with all accrued and unpaid interest.

5. RELEASE OF THE GUARANTY AGREEMENTS. Section 4 of the Agreement is hereby deleted to evidence the agreement of the Bank to release the requirement for the Guaranty Agreements of Steak N Shake, Inc., Consolidated Specialty Restaurants, Inc. and SNS Investment Company.

6. AMENDMENT OF FINANCIAL COVENANTS. Sections 5.g(iii) and 5.g(iv) are hereby deleted from the Agreement and Sections 5.g(i) and 5.g(ii) of the Agreement are amended and restated in their entireties to read hereafter as follows:

     (i) RATIO OF FUNDED DEBT TO TOTAL CAPITAL. The Company shall maintain the ratio of its Funded Debt to its Total Capital at levels not greater than those shown in the following table during the periods indicated:

                            Period                            Ratio
                            ------                            -----

               from the date of the First Amendment
                 and until September 25, 1996               .55 to 1.0

               at September 26, 1996, and at all
                 times thereafter                           .50 to 1.0

     (ii) DEBT SERVICE COVERAGE. On a rolling four quarter basis, the Company shall maintain a debt service coverage ratio of not less than that indicated opposite such period in the table. For purposes of this covenant, the phrase "debt service coverage ratio" means the ratio of the sum of net income plus interest expense plus rent expense paid over the sum of current maturities of term debt, including current capital lease obligations, plus interest expense plus rent expense paid.

                            Period                            Ratio
                            ------                            -----

               from the date of the First
                 Amendment and until April 9, 1996          1.00 to 1.0

               at April 10, 1996, and at all
                 times thereafter                           1.25 to 1.0

7. AMENDMENTS TO SECTION 6. Sections 6.d, 6.i and 6.j of the Agreement are amended and restated in their entireties to read hereafter as follows:

     d. MERGERS, CONSOLIDATIONS, SALES, ACQUISITION OR FORMATION OF SUBSIDIARIES. The Company shall not be, and shall not permit any Subsidiary to be, a party to any consolidation or to any merger and shall not, and shall not permit any Subsidiary to, purchase the capital stock of or otherwise acquire any equity interest in any other business entity; provided, however,

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          that (i) any Subsidiary may merge or consolidate with or into the
          Company, so long as the Company is the continuing or surviving corporation, (ii) any Subsidiary may merge or consolidate with or into a Subsidiary, and (iii) the Company may merge with any other solvent corporation, so long as the Company shall be the continuing or surviving corporation and so long as no Event of Default or Unmatured Event of Default exists or would exist immediately after giving effect to any such merger. The Company shall not, and shall not permit any Subsidiary to, acquire any material part of the assets of any other business entity, except in the ordinary course of business. The Company shall not, and shall not permit any Subsidiary to, sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business, or sell or assign with or without recourse any receivables; provided, however, that any Subsidiary may sell, transfer, convey or lease assets to the Company or to any other Subsidiary. As used in this Section 6.d, the term "material" means with respect to any asset sold, transferred, conveyed or leased, that (1) the ratio of (a) aggregate net income produced by, or attributable to such asset for the 36 month period most recently ended prior to such sale, transfer, conveyance or lease to (b) the consolidated net income of the Company and its Subsidiaries for such 36 month period is less than 10% AND (2) the ratio of (a) the value (determined as the higher of fair market value or net book value on the date of the respective transfer, sale, conveyance or lease) of all assets sold, transferred, conveyed or leased during the 36 month period most recently ended prior to the date of calculation to (b) the total assets of the Company and its Subsidiaries determined as of the last day of such 36 month period is less than 10%. The Company shall not cause, and shall not permit any Subsidiary to cause, to be created, or otherwise to be acquired, any additional Subsidiaries.

     i. DEBT The Company shall not incur or permit to exist and shall not permit any Subsidiary to incur or permit to exist any indebtedness for borrowed money except:

          (i) obligations of any Subsidiary to the Company or any other Subsidiary;

          (ii)      obligations of the Company to any Subsidiary;

          (iii) obligations of the Company and its Subsidiaries disclosed on the "Schedule of Exceptions" attached as EXHIBIT "C" to the First Amendment; and

          (iv) other indebtedness of the Company or any Subsidiary for borrowed money, so long as the aggregate indebtedness of the Company secured by a "lien" (as defined in Section 6.j) plus the indebtedness of the Subsidiaries does not exceed twenty percent (20%) of the Tangible Net Worth.
     j. LIENS. The Company shall not create or permit, and shall not allow any Subsidiary to create or permit, to exist any mortgage, pledge, title retention lien or other lien, encumbrance or security interest (all of which are hereafter referred to in this subsection as a "lien" or "liens") with respect to any property or assets now owned or hereafter acquired except:

          (i) liens in favor of the Bank created pursuant to the requirements of this Agreement or otherwise;

          (ii) any lien or deposit with any governmental agency required or permitted to qualify the Company or the Subsidiary to conduct business or exercise any

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                    privilege, franchise or license, or to maintain
                    self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

          (iii) any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens;

          (iv) easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the Bank, materially detract from the value of such property or its marketability or its usefulness in the business of the Company or the Subsidiary;

          (v) liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

          (vi) liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

          (vii) those specific liens existing as of the date of the First Amendment and described on the "Schedule of Exceptions" attached as EXHIBIT "C" to the First Amendment; and

          (viii) liens securing indebtedness of Subsidiaries permitted under the provisions of Section 6.i(iv).

8. CONDITIONS PRECEDENT. As conditions precedent to the effectiveness of this First Amendment, the Bank shall have received, each duly executed and in form and substance satisfactory to the Bank, this First Amendment and the following:

a.   The Revolving Note.

b.   Schedule of Exceptions in the form of EXHIBIT "C".

c. A certified copy of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this First Amendment, the Revolving Note and any other document required under this First Amendment.

d. A certificate signed by the Secretary of the Company certifying the name of the officer or officers authorized to sign this First Amendment, the Revolving Note and any other document required under this First Amendment, together with a sample of the true signature of each such officer.

e.   Such other documents as may be reasonably required by the Bank.

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9.   REPRESENTATIONS AND WARRANTIES.  To induce the Bank to enter into this
First Amendment, the Company represents and warrants, as of the date of this First Amendment, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the representations and warranties contained in Section 3 of the Agreement are true and correct, except that the representations contained in Section 3.d refer to the latest financial statements furnished to the Bank by the Company pursuant to the requirements of the Agreement.

10. REAFFIRMATION OF THE AGREEMENT. Except as amended by this First Amendment, all terms and conditions of the Agreement shall continue unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and the Bank, by their duly authorized officers, have executed this First Amendment to Amended and Restated Credit Agreement on September 26, 1995.

                                        CONSOLIDATED PRODUCTS, INC.

                                        By:  /s/James W. Bear
                                             ------------------------------
                                             James W. Bear, Senior Vice
                                             President and Treasurer

                                        BANK ONE, INDIANAPOLIS,
                                        National Association

                                        By:  /s/ Brian D. Smith
                                             ------------------------------
                                             Brian D. Smith, Vice President
                                             and Senior Portfolio Manager

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